Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into January 20, 2022 (the “Effective Date”) between Enlight Group II, LLC, a wholly owned subsidiary of Ammo, Inc., (the “Company”), and James Patrick Mann (“Employee”). Company and Employee are sometimes referred to individually as “Party” and collectively as “Parties”.

RECITALS

A. The Company is a wholly owned subsidiary of Ammo, Inc., a public company and its securities are quoted in the over-the-counter market under the ticker symbol “POWW”; and

B. The Employee has experience in management and ammunition brass casing and components and has worked for the Company in the past; the Company desires to reflect terms of Employee’s employment as Vice President of Operations.

C. The Company and Employee desire to embody the terms and conditions of Employee’s employment in a written agreement, which will supersede all prior agreements of employment, including specifically that certain employment agreement dated March 15, 2019 (“Prior Contract”), whether written or oral, between the Company and Employee, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

EMPLOYMENT DUTIES AND TERM

Section 1.1 Employment.

(a) The Company shall employ Employee as Vice President of Operations In this capacity, Employee shall perform such duties, assume such responsibilities, and devote such time, attention and energy to the business of the Company at such locations as the Company’s officers or Employee’s supervisor shall from time to time require, including but not limited to the job duties set forth in Exhibit A, attached hereto and incorporated by reference.

(b) Employee shall not, during the term of Employee’s employment hereunder, be engaged in any other activities if such activities materially interfere with Employee’s duties and responsibilities for the Company.

(c) Employee shall perform all such duties as instructed by the Company’s Chief Executive Officer.

Section 1.2 Term. The Employment is on at-will basis, terminable by either party at any time for cause or no cause. The term of this Agreement shall commence on the Effective Date and shall continue, unless sooner terminated, until three (3) years thereafter (the “Initial Term”). The Company, in its discretion, shall have the right to extend this Agreement for up to three (3) additional one (1) year terms (the “Additional Terms,” and collectively with the Initial Term, the “Term”) subject to sixty (60) advance written agreement by parties.

ARTICLE II.

COMPENSATION

Section 2.1 Compensation. During the Term of Employment, Company shall pay and Employee shall receive the following compensation:

(a) Salary. The Company shall pay Employee $170,000 in 2022, $180,000 in 2023, $190,000 in 2024/ base salary during the Term paid in accordance with Company’s normal payroll practices (“Salary”).

(b) Stock Incentive Compensation; Performance Based Stock Grant. Employee shall earn an aggregate 250,000 shares of restricted stock of Ammo Inc. during the Initial Term (the “Shares”), as follows: calendar year 2022- 70,000 shares per year (or 17,500 shares per quarter beginning quarter ended March 31, 2022); calendar year 2023- 80,000 shares per year (or 20,000 shares per quarter), calendar year 2024 - 100,000 shares per year (or 25,000 shares per quarter) (the “Restricted Shares Compensation”). Restricted Shares Compensation vests pro-rata quarterly and shall be issued at the close of each quarter during the year (the “Shares Delivery Date”). For the avoidance of doubt, Employee shall receive 33,000 shares on or about March 15, 2022 for prior year service pursuant to the Prior Contract.

(c) Annual Cash Bonus. During the Term, Employee shall be eligible to receive an annual cash bonus, on terms and conditions as determined by the CEO and/or Compensation Committee in its (their) sole and absolute discretion, taking into account the Company’s and Employee’s individual performance.

Section 2.2 Removed and reserved.

Section 2.3 Restricted Stock. The Shares that may be issued by the Company or Ammo Inc. pursuant to this Agreement will not be registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws. The shares to be issued by the Company pursuant to this Agreement must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the shares of AMMO, Inc. Common Stock issued pursuant to this Agreement will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

Section 2.4 Participation in Employee Benefit Plans; Incentive Programs. Employee shall be entitled to participate in any employee benefit plans, the Company may establish or adopt for the benefit of employees of the Company.

Section 2.5 Time Off. Employee shall be entitled to 180 hours of paid time off per year that is credited at beginning of each year (increasing by 4 hours per year in accordance with normal Company practices), whether because of sickness, vacation or as Employee shall determine (“Time Off”). The timing of vacations shall be scheduled in a manner reasonably acceptable to the Company. Accrued but unused Time Off shall not roll over to the next calendar year and is paid to Employee at or around close of the calendar year.

Section 2.6 Expenses. The Company shall reimburse Employee’s reasonable and actual out-of-pocket expenses incurred by Employee which are approved in advance by the Company in the performance of his duties and responsibilities under this Agreement.

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ARTICLE III.

TERMINATION OF EMPLOYMENT

Section 3.1 Death & Disability of Employee. In the event of the Employee’s death during the Term of Employment, this Agreement shall terminate immediately. If, during the Term, the Employee shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate the Employee’s employment. Section 22(e)(3) provides, in relevant part: “An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.” In the event the Employee is terminated due to death or Disability, the Employee (or his estate in the event of his death) shall be receive (i) all of Employee’s unpaid Salary and a severance benefit of three (3) months pay, (ii) all reimbursable expenses and benefits owing to Employee through the date of Employee’s death together with any benefits payable under any life insurance program in which Employee is a participant, if applicable, and (iii) Employee’s estate shall be entitled to any vested or earned Shares or Bonus, payable.

Section 3.2 Termination With Cause By Company. The Company may terminate this Agreement at any time during the Term for “Cause” upon written notice to Employee, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means the following, without limitation:

(a)	Willful misconduct or willful failure by the Employee to perform his responsibilities to the Company.
(b)	The conviction for any major felony involving moral turpitude that reflects adversely upon the standing of the Company in the community.
(c)	Breach of fiduciary duties.
(d)	Employee becomes a Prohibited Person as defined by the Gun Control Act or other applicable state or federal law the Company must comply with in the ordinary course of business.

Section 3.3 Termination Without Cause By Company. The Company may terminate this Agreement at any time during the Term without “Cause” upon 30 days written notice to Employee.

Section 3.4 Termination By Employee for Good Reason. Employee may terminate this Agreement at any time by providing the Company 30 days’ written notice, with or without “Good Reason.” For purposes hereof, the term “Good Reason” shall exist upon (i) a material diminution in the Employees’ Salary; (ii) a material diminution in the Employee’s authority, duties or responsibilities; (iii) a material change in geographic location at which the Employee performs services; or (iv) any material breach by the Company of this Agreement. “Good Reason Process” means the following series of actions: (i) the Employee reasonably determines in good faith that Good Reason exists, (ii) the Employee notifies the Company or the acquiring or succeeding corporation (if applicable) in writing of the existence of Good Reason within 60 days of the occurrence of the event that gave rise to the existence of Good Reason, (iii) the Employee cooperates in good faith with the Company’s (or the acquiring or succeeding corporations, if applicable) efforts to remedy the conditions that gave rise to the existence of Good Reason for a period of 30 days following such notice (such 30 day period, the “Cure Period”), (iv) notwithstanding such efforts, Good Reason continues to exist and (v) the Employee terminates his employment within 30 days after the end of the Cure Period. For the avoidance of doubt, if the Company or the acquiring or succeeding corporation successfully remedies the conditions that gave rise to the existence of Good Reason during the Cure Period, Good Reason shall be deemed not to have existed. In the event the Employee terminates employment under this Agreement for Good Reason, the Employee shall be eligible to receive the severance benefits set forth in Section 3.6.

Section 3.5 Termination by the Employee without Good Reason. The Employee may terminate the Employee’s employment with the Company without Good Reason at any time subject to the Employee’s provision of thirty (30) days’ advance written notice to the Company (the “Applicable Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Applicable Notice Period, pay the Employee an amount equal to the Salary that would otherwise have been payable to the Employee had the Employee remained employed for the duration of the Applicable Notice Period. In such instance, the Employee’s termination will become effective on the date set forth in a written notice of termination to be provided by the Company (the “Early Termination Date”), and the Employee will be paid an amount equal to the base Salary the Employee would have received had the Employee remained employed by the Company between the Early Termination Date and the end of the Applicable Notice Period (the “Early Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Applicable Notice Period.

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Section 3.6 Compensation upon Termination.

(a) In the event that the Company terminates the Employee’s employment hereunder due to a Termination for Cause or the Employee voluntarily terminates employment with the Company without Good Reason, the Employee shall be entitled to accrued but unpaid Salary, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated, and pro-rata Commissions, Bonus, Shares through date of termination.

(b) In the event that the Company terminates the Employee’s employment hereunder due to a Termination without Cause, Employee shall be entitled to compensation, including Base Salary and insurance benefits for a period of three (3) months from the effective date of termination (the “Severance Period”), and Commissions/Shares/Bonus earned through date of termination, if any. The Employee’s reimbursable expenses shall be paid within 15 days of Termination. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement.

(c) The salary and fringe benefits to be paid are referred to herein as the “Termination Compensation.” Employee shall not be entitled to any Termination Compensation unless, Employee complies with all surviving provisions of any confidentiality agreement that Employee may have signed.

(d) If Employee terminates this Agreement by providing appropriate notice, the Company, at its election, Company may (i) require Employee to continue to perform duties hereunder for the full notice period, or (ii) terminate Employee employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without cause of Employee ‘s employment by the Company. Unless otherwise provided by this Section, all compensation and benefits paid by Company to Employee shall cease upon his last day of employment.

Section 3.7 Change in Control. In addition, notwithstanding the foregoing, in the event that Employee’s continuous status as an employee of the Company is terminated by the Company without Cause or Employee terminates the employment with the Company for Good Reason, in either case upon or within twelve (12) months after a Change in Control (“CoC”) as defined below then, subject to Employee’s execution of a standard release of claims in favor of the Company or its successor, (i) Employee shall receive the Salary equivalent to one (1) month pay, (ii) Stock Compensation in Section 2.1 shall accelerate and vest immediately.

As used in this Agreement, “Change in Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) a sale of substantially all of the assets of the Company; or (iii) a liquidation of the Company.

ARTICLE IV.

RESTRICTIVE COVENANTS

Section 4.1 Confidentiality.

(a) Employee recognizes and acknowledges that Employee has had and will continue to have access to various trade secrets and/or proprietary information (collectively, the “Confidential Information”) concerning the Company. Employee acknowledges that the Confidential Information has been developed solely through the substantial efforts of the Company over a long period of time, and that such Confidential Information is valuable and unique and constitutes a trade secret of the Company.

(b) Employee agrees to keep all Confidential Information of the Company in strict confidence and agrees not to disclose any Confidential Information to any other person, firm, association, company, corporation or other entity for any reason except as such disclosure may be required in connection with his employment hereunder. Employee further agrees not to use any Confidential Information for any purpose except on behalf of the Company.

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(c) For purposes of this Agreement, “Confidential Information” shall mean any information, process or idea that is not generally known in the industry, that the Company considers confidential and/or that gives the Company a competitive advantage, including, without limitation: (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs, and price matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods of processes, financial data and the like. If Employee is unsure whether certain information or material is Confidential Information, Employee shall treat that information or material as confidential unless Employee is informed by the Company, in writing, to the contrary. “Confidential Information” shall not include any information which: (i) is or becomes publicly available through no act or failure of Employee; (ii) was or is rightfully learned by Employee from a source other than the Company before being received from the Company; (iii) becomes independently available to Employee as a matter of right from a third Party having lawful right to make such communication; or (iv) is developed by Employee independently of any Confidential Information.

(d) Employee further agrees that upon termination of his employment with the Company, for whatever reason, Employee will surrender to the Company all of the property, notes, manuals, reports, documents and other things in Employee’s possession, including copies or computerized records thereof, which relate directly or indirectly to Confidential Information.

4.2 Non-Competition. Beginning on the date hereof and through the date that is one (1) year following the Termination Date (the “Restricted Period”), Employee will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party, in any territory which the Company operates as of the time Employee is no longer employed by, consulting for, serving as a board member of, or no longer otherwise works for, the Company, (i) engage in, market, sell, or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business or manage, participate in, consult with, render services for or otherwise, any business, that in each case is engaged in selling or providing the same, similar or otherwise competitive services or products which the Company is selling or providing, other than ownership of one percent or less of the equity of a publicly traded company.

4.3 Non-Solicitation.

(a) During the Restricted Period, Employee will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party (1) call on, solicit, or service, engage or contract with, or take any action which may interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, agent, contractor, developer, service provider, licensor, or licensee or other material business relation of the Company, (2) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company) of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or (3) attempt to do any of the foregoing, either for Employee’s own purposes or for any other third party.

(b) During the Restricted Period, Employee will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party (1) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company to terminate their relationship with the Company or take away or hire such employees, independent contractors, or consultants or (2) attempt to do any of the foregoing, either for Employee’s own purposes or for any other third party.

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Section 4.4 No Derogatory Statements. Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its competitors or its management.

Section 4.5. Remedies. If the provisions of this Article are violated, or threatened to be violated, in whole or in part, the Company shall be entitled to a temporary restraining order or a preliminary injunction restraining or enjoining Employee from using or disclosing, in whole or in part, such Confidential Information, without prejudice to any other remedies the Company may have at law or in equity. If Employee violates this Article, Employee agrees that the Company would be irreparably harmed.

ARTICLE V.

PROPERTY; INVENTIONS AND PATENTS

Section 5.1 Property. Employee agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Employee or any other employee or person at his direction, advice or assistance (whether during usual business hours and whether alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company. Employee will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Employee recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Employee’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

Section 5.2 Cooperation. Employee shall, during the Term and at any time thereafter, assist and cooperate fully with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Employee shall, during the Term and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Employee will not assert or make a claim of ownership of any Work Product, and Employee will not file any applications for patents or copyright or trademark registration relating to any Work Product.

Section 5.3 No Designation as Inventor; Waiver of Moral Rights. Employee agrees the Company shall not be required to designate Employee as the inventor or author of any Work Product. Employee hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Employee’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Employee hereby waives all claims to moral rights in and to any Work Product.

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Section 5.4 Pre-Existing and Third-Party Materials. Employee will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Employee or in which Employee has an interest without the Company’s prior written permission. Employee hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Employee will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Employee into any Work Product without the Company’s prior written permission.

Section 5.5 Attorney-in-Fact. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Employee, if the Company is unable because of Employee’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Employee’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

ARTICLE VI.

MISCELLANEOUS

Section 6.1 Assignment; Binding Effect; Amendment. This Agreement and the rights of the Parties under it may not be assigned (except by operation of law and except that it may be assigned by the Company to an Affiliated Entity) and shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the Parties enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all Parties hereto.

Section 6.2 Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the Parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

Section 6.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 6.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, by nationally recognized overnight courier or by delivering the same in person to such Party.

(a)	If to Employee, addressed to Employee’s last known address of record

(b)	If to the Company, addressed to it at:

Enlight Group, c/o Ammo Inc.
Attn: Fred Wagenhals
7681 E. Gray Road
Scottsdale, AZ 85260

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received , if earlier. Any Party may change the address for notice by notifying the other Parties of such change in accordance with this Section.

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Section 6.5 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona; provided, however, that the following provisions shall be governed by the Federal Arbitration Act:

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect. For the avoidance of doubt, it is understood and agreed that this Agreement to arbitrate includes any and all claims and disputes, including, without limitation, as to arbitrability, with respect to Employee’s employment with the Company or the termination of such employment, including, without limitation, any claim for alleged discrimination, harassment, or retaliation under on the basis of race, sex, color, national origin, sexual orientation, age, religion, creed, marital status, veteran status, alienage, citizenship, disability or handicap, or any other legally protected status, and any alleged violation of any federal, state, or other governmental law, statute or regulation, including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation, 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Sarbanes-Oxley Act, or any state or local law, statute or regulation, as such statutes, laws, and regulations are amended. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

Section 6.6 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 6.7 Captions. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

Section 6.8 Severability. In case any prov1s1on of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 6.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including, without limitation. The Parties intend that representations, warranties and covenants contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact the Party is in breach of the first representation, warranty or covenant.

Section 6.10 No Derogatory Statement. The Company shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of Employee.

Section 6.11 Indemnification by the Company. The Company shall indemnify, defend and hold Employee harmless from any liabilities, obligations, claims, penalties, fines or losses resulting from any unauthorized or unlawful acts of the Company which contravene any applicable statute, rule, regulation or order of any jurisdiction, foreign or domestic.

Section 6.12 Headings. The headings used herein are for convenience only and do not limit the contents of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the day and year first above written.

Enlight Group II, LLC d/b/a Jageman Munition Components.

By:	Fred Wagenhals
Its:	Chief Executive Officer of Ammo, Inc. as its Manager

EMPLOYEE:

By:	James P. Mann

Acknowledged and accepted by Ammo, Inc.

By:	Fred Wagenhals
Its:	Chief Executive Officer

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Supplemental Information For

EMPLOYMENT AGREEMENT

Dated January 20, 2022

The following is a list of Exhibits to the above referenced Agreement, not attached herewith. Any omitted information will be furnished to the Securities and Exchange Commission upon request.

1.	Exhibit “A” Job Duties And Responsibilities

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